FOR IMMEDIATE RELEASE:

Frederick’s of Hollywood Group Announces Management Change

Hollywood, CA (August 24, 2011)—Frederick’s of Hollywood Group Inc. (NYSE Amex: FOH) (“Company”) today announced that the Company and Linda LoRe have mutually agreed that, effective September 2, 2011, Ms. LoRe will resign both as President and as a member of the Board of Directors of the Company and its subsidiaries.  She will continue her employment through January 20, 2012, and will assist in the orderly transition of her responsibilities to senior members of the Company’s current management team.

Thomas Lynch, Chief Executive Officer of the Company, stated, “On behalf of the Company, I would like to thank Linda for her strong leadership and tireless service to the Company for more than 12 years.  We wish her the best of luck and success in her future endeavors.”

A description of the terms of Ms. LoRe’s separation agreement with the Company and the payments and benefits to be provided to her, which are substantially consistent with those that were to be provided under her employment agreement in the event of termination, will be contained in a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

Forward Looking Statement
Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties.  These statements are based on management’s current expectations or beliefs.  Actual results may vary materially from those expressed or implied by the statements herein.  Among the factors that could cause actual results to differ materially are the following: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; working capital needs; continued compliance with government regulations; loss of key personnel; labor practices; product development; management of growth, increases in costs of operations or inability to meet efficiency or cost reduction objectives; timing of orders and deliveries of products; foreign government regulations and risks of doing business abroad; and the other risks that are described from time to time in Frederick’s of Hollywood Group Inc.’s SEC reports.  Frederick’s of Hollywood Group Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About Frederick’s of Hollywood Group Inc.
Frederick’s of Hollywood Group Inc., through its subsidiaries, sells women’s intimate apparel, swimwear and related products under its proprietary Frederick’s of Hollywood® brand through 123 specialty retail stores, a world-famous catalog and an online shop at www.fredericks.com. With its exclusive product offerings including Seduction by Frederick’s of Hollywood, the Hollywood Exxtreme Cleavage® bra and Hollywood Sizzle Pool Party Swim™, Frederick’s of Hollywood is the Original Sex Symbol®.

Our press releases and financial reports can be accessed on our corporate website at http://www.fohgroup.com.

This release is available on the KCSA Strategic Communications Web site at http://www.kcsa.com.

CONTACT:
Frederick’s of Hollywood Group Inc.
Thomas Rende, CFO
(212) 779-8300

Investor Contacts:
Todd Fromer / Garth Russell
KCSA Strategic Communications
212-896-1215 / 212-896-1250
tfromer@kcsa.com / grussell@kcsa.com